Exhibit 11

                 OIL-DRI CORPORATION OF AMERICA AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                  (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)


                                       ----------------------------------------
                                       (in thousands, except per share amounts)
                                       ----------------------------------------
                                           Three Months          Six Months
                                         Ended January 31     Ended January 31
                                       ------------------    ------------------
                                        2000       1999       2000       1999
                                       ------------------    ------------------
Net income available to
    Stockholders (numerator)           $   92     $2,276     $1,819     $4,304
                                       ======     ======     ======     ======
Shares Calculation
    (denominator):

Average shares outstanding -
    basic                               5,646      5,843     5,684       5,862

Effect of Dilutive
Securities:

Potential Common Stock
    relating to stock options             158        212       167         117
                                        -----      -----     -----       -----

Average shares outstanding -
    assuming dilution                   5,804      6,055      5,851      5,979
                                       ======     ======     ======     ======

Earnings per share-basic               $ 0.02     $ 0.39     $ 0.32     $ 0.73
                                       ======     ======     ======     ======

Earnings per share-
    assuming dilution                  $ 0.02     $ 0.38     $ 0.31     $ 0.72
                                       ======     ======     ======     ======